Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-145696, No. 333-174866, on Form S-3 of our report dated 4 November 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to accounting principles generally accepted in the United Kingdom that vary in certain significant respects from accounting principles generally accepted in the United States of America) relating to the consolidated financial statements of The Lexicon Partnership LLP (the “Company”) appearing in this Current Report on Form 8-K/A of Evercore Partners Inc.

/s/ Deloitte LLP

London, United Kingdom

4 November 2011